Exhibit 99.1

Popular, Inc. Stockholders Elect Three Directors; Vote on Proposals at Annual Meeting

SAN JUAN, Puerto Rico—(BUSINESS WIRE)—Popular, Inc. (NASDAQ:BPOP) announced today that its stockholders elected the three members of the Board standing for re-election at the Annual Meeting held on April 29, 2015. Alejandro M. Ballester, Richard L. Carrión and Carlos A. Unanue were elected to serve for a three-year term expiring in 2018.

Stockholders also supported Board recommendations on the advisory votes on executive compensation and the frequency of future advisory votes on executive compensation. The selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Corporation for 2015 was also ratified.

About Popular, Inc.

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks among the top 50 U.S. banks by assets. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey and Florida.

Popular, Inc.

Investor Relations:

Brett Scheiner, 212-417-6721

Investor Relations Officer

or

Media Relations:

Teruca Rullán, 787-281-5170 or Mobile: 917-679-3596

Senior Vicepresident, Corporate Communications

Source: Popular, Inc.